                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                         ------------------------------

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.      )
                                             -----

Filed by the Registrant                           [X]
Filed by Party other than the Registrant          [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         ------------------------------

                           AVECOR CARDIOVASCULAR INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

                         ------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1    Title of each class of securities to which transaction applies:

          ------------------------------------------------
     2    Aggregate number of securities to which transaction applies:

          ------------------------------------------------
     3 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ------------------------------------------------
     4    Proposed maximum aggregate value of transaction:

          ------------------------------------------------
     5    Total fee paid:

          ------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1    Amount Previously Paid:

          ------------------------------------------------
     2    Form, Schedule or Registration Statement No.:

          ------------------------------------------------
     3    Filing Party:

          ------------------------------------------------
     4    Date Filed:

          ------------------------------------------------

                           AVECOR CARDIOVASCULAR INC.
                              7611 NORTHLAND DRIVE
                          MINNEAPOLIS, MINNESOTA  55428
                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 14, 1997
                              ---------------------


TO THE SHAREHOLDERS OF AVECOR CARDIOVASCULAR INC.:

     The Annual Meeting of Shareholders of AVECOR Cardiovascular Inc. (the "Company") will be held on Wednesday, May 14, 1997, at 3:30 p.m. local time, at the Minneapolis Marriot City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota for the following purposes:

     1. To elect four directors to serve for the ensuing year or until their successors are elected and qualified.

     2. To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

     Only shareholders of record as shown on the books of the Company at the close of business on March 21, 1997 will be entitled to vote at the Annual Meeting or any adjournment thereof.


                              By Order of the Board of Directors

                              /s/ ANTHONY BADOLATO

                              Anthony Badolato
                              CHIEF EXECUTIVE OFFICER

April 4, 1997

                           AVECOR CARDIOVASCULAR INC.
                              7611 NORTHLAND DRIVE
                          MINNEAPOLIS, MINNESOTA  55428

                            -------------------------

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS,
                                  MAY 14, 1997
                            -------------------------

                                  INTRODUCTION

     The Annual Meeting of Shareholders of AVECOR Cardiovascular Inc. (the "Company") will be held on Wednesday, May 14, 1997, at 3:30 p.m. local time, at the Minneapolis Marriot City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Meeting.

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to MARK, SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of Common Stock.

     Any proxy given to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company, by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election as directors of the nominees listed in this Proxy Statement.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

     The Company expects that this Proxy Statement, the Proxy and Notice of Meeting will first be mailed to shareholders on or about April 4, 1997.

                                VOTING OF SHARES

     The close of business on Friday, March 21, 1997 has been fixed by the Board of Directors of the Company (the "Board") as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 21, 1997, the Company had outstanding 7,903,268 shares of Common Stock, $.01 par value (the "Common Stock"), each such share entitling the holder thereof to one vote in person or by proxy on each matter to be voted on at the Annual Meeting, voting together as a single class.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

     The election of a nominee for director and the approval of each of the other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the Annual Meeting). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter. Shares represented by a proxy card including any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of February 3, 1997 (except as otherwise indicated below) information regarding the beneficial ownership of Common Stock of the Company by (a) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director and each nominee, (c) by each executive officer named in the Summary Compensation Table below, and (d) by all executive officers and directors of the Company as a group.

                                                 SHARES OF COMMON STOCK
                                                BENEFICIALLY OWNED (1)(2)
                                                -------------------------
NAME AND ADDRESS
OF BENEFICIAL OWNER                           AMOUNT        PERCENT OF CLASS
-----------------------------------------   ---------       ----------------
LeRoy C. Kopp and
Kopp Investment Advisors, Inc. (3)          1,106,430           14.2%
 6600 France Avenue South, Suite 672
 Edina, MN  55435

Chancellor  LGT   Asset  Management, Inc.,    625,460            8.0%
Chancellor LGT Trust Company and
LGT Asset Management, Inc. (4)
 1166 Avenue of the Americas,
 New York, New York  10036

T. Rowe Price Associates, Inc. (5)            426,594            5.5%
 100 E. Pratt Street
 Baltimore, Maryland  21202

Anthony Badolato (6)                          359,241            4.6%

Allan R. Seck                                 309,241            4.0%

Ann H. Lamont (7)                              13,799              *

David W. Stassen (8)                           17,500              *

Edward E. Strickland (9)                      389,741             5.0%

J. Gordon Wright (10)                          17,350               *

William S. Haworth (11)                        42,380               *

Gregory J. Melsen (12)                         18,750               *

Glenn D. Taylor (13)                            8,333               *

All executive officers and directors        1,168,002            14.9%
as a Group (8 persons)
(6)(7)(8)(9)(10)(11)(12)

-----------------------------------------------
 *   Less than 1% of the outstanding shares.

(1) Unless otherwise noted, each of the shareholders listed in the table possesses sole voting and investment power with respect to the shares indicated.

(2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. As of February 3, 1997, there were 7,818,818 shares of Common Stock outstanding.

(3) Reflects shares beneficially owned as of December 31, 1996, based upon a joint Schedule 13G filed with the Securities and Exchange Commission on January 28, 1997 by Kopp Investment Advisors, Inc. ("KIA") on behalf of KIA and Mr. Kopp as the sole shareholder of KIA. KIA has sole voting power as to 222,500 of such shares, sole investment power as to 30,000 shares and shared investment power as to 1,066,430 of such shares. By virtue of his control of KIA, Mr. Kopp is deemed to be the beneficial owner of the shares beneficially owned by KIA. Of the shares indicated, Mr. Kopp has sole voting and investment power as to 10,000 shares, in addition to the voting and investment power attributed to Mr. Kopp by virtue of his control over KIA.

(4)  Reflects shares beneficially owned as of December 31, 1996, based upon a
     Schedule 13G filed with the Securities and Exchange Commission on February 7, 1997 on behalf of Chancellor LGT Asset Management, Inc. and Chancellor LGT Trust Company, as investment advisors for various fiduciary accounts, and LGT Asset Management, Inc. as the holding company for Chancellor LGT Asset Management, Inc. Chancellor LGT Asset Management, Inc. and Chancellor LGT Trust Company have sole voting and investment power with respect to all of the shares shown. The address of LGT Asset Management, Inc. is 50 California Street, San Francisco, CA 94111.

(5)  Reflects shares beneficially owned as of December 31, 1996, based upon a
     Schedule 13G filed with the Securities and Exchange Commission on February 10, 1997 by T. Rowe Price Associates, Inc. ("Price Associates") The shares reflected are owned by various individual and institutional investors, to which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. Of the shares indicated, Price Associates has sole voting power as to 107,594 shares and sole investment power with respect to all such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the owner of such securities.

(6) Includes 184,450 shares beneficially owned by the Badolato Family Limited Partnership, as to which Mr. Badolato disclaims beneficial ownership. Mr. Badolato is a general partner of the Badolato Family Limited Partnership.

(7) Includes 7,000 shares Ms. Lamont has the right to acquire within 60 days upon the exercise of options.

(8) Represents shares Mr. Stassen has the right to acquire within 60 days upon the exercise of options.

(9) Includes 150,000 shares beneficially owned by the Strickland Family Limited Partnership, as to which Mr. Strickland disclaims beneficial ownership.
     Mr. Strickland is a general partner of the Strickland Family Limited Partnership. Also includes 7,000 shares Mr. Strickland has the right to acquire within 60 days upon the exercise of options. Mr. Strickland's address is 7611 Northland Drive, Minneapolis, MN 55428.

(10) Includes 3,500 shares Mr. Wright has the right to acquire within 60 days upon the exercise of options.

(11) Includes 34,250 shares Mr. Haworth has the right to acquire within 60 days upon the exercise of options.

(12) Represents shares Mr. Melsen has the right to acquire within 60 days upon the exercise of options.

(13) Represents shares Mr. Taylor has the right to acquire within 60 days upon the exercise of options.

                              ELECTION OF DIRECTORS

NOMINATION

     The Bylaws of the Company provide that the Board shall consist of one (1) or more members, with the number of directors determined by the Board or by the shareholders at a regular meeting. Since the resignation of Mr. Glenn D. Taylor as an officer and director of the Company in December, 1996, the number of directors has been, and is currently set at, five (5).

     In connection with the decision of Ms. Ann Lamont, a current director of the Company, not to stand for re-election at the Annual Meeting, the number of directors of the Company has been set at four (4), effective as of the Annual Meeting. Ms. Lamont has served as a director of the Company since 1992, having been originally designated by Oak Investment Partners IV, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership, pursuant to a then-existing provision in the Company's Articles of Incorporation. Ms. Lamont serves as a general partner or managing member of various limited partnerships and limited liability companies affiliated with Oak Investments, a venture capital firm, and has determined not to stand for re-election in order to devote attention to companies in which such affiliates currently have an investment. The Company would like to thank Ms. Lamont for her service on the Board.

     The Board has nominated the four (4) individuals below to serve as directors of the Company until the next annual meeting of the shareholders or until their respective successors have been elected and qualified. All of the nominees are current members of the Board.

     The Board recommends a vote FOR the election of each of the nominees listed below. The election of a nominee requires the affirmative vote of a majority of the shares of Common Stock voting in person or by proxy for directors at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum to transact business at the Annual Meeting. In the absence of other instructions, the proxies will be voted FOR each of the individuals named below. If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have otherwise been voted for such nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

     The following information has been furnished to the Company as of February 3, 1997 by the respective nominees for director.


Name of Nominee        Age         Principal Occupation        Director Since
---------------        ---         --------------------        --------------

Anthony Badolato       59          Chief Executive Officer          1991
                                   of the Company

Edward E. Strickland   70          Independent Financial            1991
                                   Consultant

David W. Stassen       45          President and Chief              1992
                                   Executive Officer of
                                   Spine-Tech, Inc.

J. Gordon Wright       50          Managing Director of             1996
                                   Caledonian Medical Limited

OTHER INFORMATION ABOUT NOMINEES

     ANTHONY BADOLATO. Mr. Badolato is a founder of the Company and has served as a director and Chief Executive Officer of the Company since April 1991. From April 1991 through January 1996, Mr. Badolato also served as President of the Company. From January 1989 through September 1990, Mr. Badolato was Vice President-Research and Development and Manufacturing of Bio-Medicus, Inc. ("Bio-Medicus"), a specialty cardiovascular products company. From 1969 to December 1988, Mr. Badolato was employed by Johnson & Johnson, a global health care company. While employed by Johnson & Johnson, Mr. Badolato was employed by the Cardiovascular Division in various research and development and manufacturing positions over a period of 12 years, including Director of Research and Development from 1979 to 1988.

     EDWARD E. STRICKLAND. Mr. Strickland is a founder of the Company and has served as a director since 1991. Mr. Strickland has been an independent financial consultant for more than five years. Since January 1991, Mr. Strickland has been Chairman of the Board of Directors of Reuter Manufacturing, Inc., formerly Green Isle Environmental Services, Inc. ("Green Isle"), a precision manufacturer of medical devices and other instruments. From October 1990 through January 1991, Mr. Strickland served on the Executive Committee of the Board of Directors of Green Isle, which performed the duties of the Chief Executive Officer of Green Isle. Mr. Strickland also serves as a director of Bio-Vascular, Inc., Hector Communications Corp., Communications Systems Inc. and Quantech, Ltd.

     DAVID W. STASSEN. Mr. Stassen became a director of the Company in January 1992 and was originally designated by St. Paul Fire and Marine Insurance Company ("St. Paul") pursuant to a provision in the Company's then existing Articles of Incorporation entitling St. Paul to designate one director (which provision has since expired). Mr. Stassen has been the President and Chief Executive Officer of Spine-Tech, Inc., a manufacturer of surgical products and instruments, since June 1992. From January 1990 to June 1992, Mr. Stassen was the Executive Vice President of St. Paul Venture Capital, Inc., a venture capital company. From January 1980 to December 1989, Mr. Stassen was Vice President of North Star Ventures, Inc., a privately held Minnesota-based venture capital fund. Mr. Stassen also serves as a director of Spine-Tech, Inc. and RSI Systems, Inc.

     J. GORDON WRIGHT. Mr. Wright has served as a director of the Company since 1996. Mr. Wright is the founder and Managing Director of Caledonian Medical Limited, a distributor of medical devices and provider of contract ethylene oxide sterilization, microbiology and laboratory support services located in Strathclyde, Scotland. Mr. Wright has been employed by Caledonian Medical Limited since the company's formation in 1991, and has 25 years of experience in the manufacture and distribution of medical devices, including oxygenators, heart valves and implantable defibrilators. Mr. Wright also serves as a director of Primed, Inc.

ADDITIONAL INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     Standing committees of the Board of Directors include the Audit Committee and Compensation Committee.

     THE AUDIT COMMITTEE. The Audit Committee is responsible for matters related to accounting policies and practices, financial reporting and internal controls. The Audit Committee reviews with representatives of the Company's independent auditors the scope of the audit of the Company's financial statements, the results of audits, audit fees and any recommendations with respect to internal controls and financial matters. The Audit Committee consists of Mr. Strickland and Ms. Lamont. In December, 1996 the Audit Committee met to review the 1995 audit, the Company's accounting policies and the scope of the 1996 audit.

     THE COMPENSATION COMMITTEE. The Compensation Committee reviews general programs of compensation and benefits for all employees of the Company, makes recommendations to the Board concerning such matters as compensation to be paid to the Company's officers and directors and administers the Company's 1991 Stock Incentive Plan, as amended (the "1991 Plan"), Employee Stock Purchase Plan and 1995 Non-Employee Director Option Plan (the "Director Plan"). The Compensation Committee consists of Messrs. Strickland and Stassen, and it met two times during 1996.

     The Company's Board of Directors met eight times during fiscal 1996. With the exception of Mr. Wright, all of the directors attended 75% or more of the meetings of the Board of Directors and committees on which they served during 1996. From the time of his election as a director of the Company on May 7, 1996 through December 31, 1996, Mr. Wright was in attendance in person at two of three Board meetings held during such period and participated in two of three Board meetings held by teleconference during such period.

DIRECTOR COMPENSATION

     DIRECTORS' FEES. Directors who are employees of the Company receive no separate compensation for their services as directors. Non-employee directors of the Company currently receive a retainer of $1,000 per month and compensation of $750 for each Board meeting attended in person. Directors are also reimbursed for travel and lodging expenses incurred while attending Board meetings or otherwise engaging in Company business. Committee members do not receive any additional compensation by reason of their service on such committee(s).

     STOCK-BASED COMPENSATION. On August 1, 1995, the Board adopted the 1995 Non-Employee Director Option Plan (the "Director Plan"), which was approved by the shareholders at the Company's 1996 annual meeting. Pursuant to the Director Plan, an initial one-time grant of an option to purchase 10,500 shares of Common Stock was made to each of the Company's non-employee directors on August 1, 1995, the date the Director Plan was adopted. The Director Plan provides that each non-employee director appointed or elected to the Board after August 1, 1995 will be granted, on a one-time basis, an option to purchase 10,500 shares of Common Stock upon such non-employee director's Initial Election. "Initial Election" means, in the case of a non-employee director serving on the Board as of August 1, 1995, such date, or, in the case of a non-employee director elected or appointed to the Board after August 1, 1995, the date on which such director is first elected or appointed. In addition, each non-employee director who continues to serve the Company in such capacity will be granted an option to purchase 3,500 shares of Common Stock at the conclusion of each annual meeting of the Company's shareholders occurring after the second anniversary of his or her Initial Election. Options granted in connection with a non-employee director's Initial Election become exercisable in equal one-third increments on the date of Initial Election and the first and second anniversary of the date of Initial Election. Options granted in connection with an annual meeting become exercisable in full on the first anniversary of the date of grant. Options under the Director Plan have an exercise price per share equal to 100% of the fair market value of one share of Common Stock on the date of grant. Each option expires and remains exercisable until the tenth anniversary after its date of grant. Pursuant to the Director Plan, an option will become immediately and fully exercisable for a period of three months after the termination of service of a non-employee director as a director of the Company, except that, if termination of service is due to death, disability or retirement, an option will remain exercisable for a period of one year, but never beyond the option's original term. In the event of a change in control of the Company, the Director Plan provides that all options will become immediately and fully exercisable for the remainder of their respective terms.


                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation paid or earned during 1996, 1995 and 1994 by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for 1996.

SUMMARY COMPENSATION TABLE


                                                                                             LONG-TERM
                                                                                             ---------
                                                                                            COMPENSATION
                                                                                            ------------
                                                            ANNUAL COMPENSATION                AWARDS
                                                            -------------------                ------
                                                                            OTHER ANNUAL     SECURITIES      ALL OTHER
NAME AND                                                                    COMPENSATION     UNDERLYING    COMPENSATION
PRINCIPAL POSITION                  YEAR       SALARY ($)     BONUS ($)        ($)(1)        OPTIONS (#)      ($)(2)
------------------                  ----       ----------     ---------     ------------     -----------   ------------
Anthony Badolato                    1996       $164,000             $0         $6,000              0           $194
CHIEF EXECUTIVE OFFICER             1995        140,000         57,000          6,000              0            194
                                    1994        130,000         26,000          6,000              0            184

Glenn D. Taylor                     1996       $175,000             $0         $6,000        150,000        $40,216
FORMER PRESIDENT AND CHIEF          1995            ---            ---            ---            ---            ---
OPERATING OFFICER (3)               1994            ---            ---            ---            ---            ---

Gregory J. Melsen                   1996       $110,000             $0         $6,000         75,000           $147
VICE PRESIDENT - FINANCE, AND       1995            ---            ---            ---            ---            ---
TREASURER AND CHIEF FINANCIAL       1994            ---            ---            ---            ---            ---
OFFICER (4)

Allan R. Seck                       1996       $120,000             $0         $6,000              0           $822
VICE PRESIDENT - MARKETING          1995        120,000         40,000          6,000              0            546
                                    1994        103,000         15,450          6,000              0            184

William S. Haworth                  1996       $125,000             $0         $6,000         40,000           $130
VICE PRESIDENT - ENGINEERING        1995        110,000         20,000          6,000              0            130
                                    1994         95,000          5,000          6,000         16,000             97

(1) "Other Annual Compensation" paid to each named executive officer is comprised entirely of automobile expense.

(2) "All Other Compensation" paid to Messrs. Badolato, Melsen and Haworth is comprised entirely of term life insurance premiums paid by the Company. "All Other Compensation" paid to Mr. Taylor is comprised of moving and relocation expense of $40,000 and term life insurance premiums of $216 paid by the Company. "All Other Compensation" paid to Mr. Seck is comprised of matching contributions to the Company's 401(k) plan of $638 and $362 in 1996 and 1995, respectively, and term life insurance premiums of $184 paid by the Company in each year reported.

(3) Mr. Taylor was named President and Chief Operating Officer of the Company in January 1996, and resigned from the Company effective December 31, 1996. See "Management Agreements--Separation Agreement."

(4) Mr. Melsen was named Vice President - Finance and Treasurer and Chief Financial Officer of the Company in January 1996.

OPTION GRANT AND EXERCISE TABLES

     The following tables provide information for the year ended December 31, 1996 as to individual grants and aggregate exercises of options to purchase shares of the Company's Common Stock by each of the executive officers named in the Summary Compensation Table above, other than Messrs. Badolato and Seck, and the potential realizable value of the options held by such persons at December 31, 1996.

     As discussed in the Compensation Committee Report on Executive Compensation, Messrs. Badolato and Seck have not been granted options to purchase shares of Common Stock to date, due to their significant holdings of Common Stock as a result of the Company's organization. Accordingly, Messrs. Badolato and Seck are not included in the following tables.

OPTION GRANTS IN LAST FISCAL YEAR


                                                        INDIVIDUAL GRANTS
                                                        -----------------
                              NUMBER OF
                              SECURITIES          PERCENT OF TOTAL
                              UNDERLYING          OPTIONS GRANTED
                           OPTIONS GRANTED        TO EMPLOYEES IN       EXERCISE OR BASE    EXPIRATION   GRANT DATE PRESENT
       NAME                    (#)(1)               FISCAL YEAR           PRICE ($/SH)         DATE         VALUE ($)(2)
       ----                ---------------          -----------           ------------      ----------      ------------
 Glenn D. Taylor                 150,000(3)              49%              $12.00             1/24/01            $837,966(4)

 Gregory J. Melsen                75,000                 24%              $12.00             1/24/01             418,983

 William S. Haworth               15,000                  5%              $14.00             2/14/02              92,371
                                  25,000                  8%              $12.63             6/11/02             152,604


(1) All options granted to the executives indicated were made under the Company's 1991 Stock Incentive Plan, as amended (the "1991 Plan"). The 1991 Plan provides for the grant to eligible key employees, officers, directors and consultants of the Company of stock options, including incentive stock options, non-statutory stock options, Restricted Stock Awards and Stock

     Bonuses. All stock options indicated will become exercisable at the rate of one quarter of the number of shares underlying the option on each of the four anniversaries of the date of grant. In the event of a "change in control," as defined in the 1991 Plan, all outstanding options become immediately exercisable in full and will remain so for the remainder of their term regardless of whether the holder remains in the employ or service of the Company.

(2) Represents the present value of the options granted on the date of grant using the Black-Scholes option pricing model, which requires the assumption of certain values. In calculating the values shown, the Company assumed annualized volatility of the price of Common Stock of 50%, time of exercise or option life of 4.3 years, and risk-free interest rates ranging from 5.2% to 6.8%, determined from market information as of the respective dates of grant. No adjustments were made for the non-transferability or risk of forfeiture of the options, and, because the Company has historically not paid dividends on Common Stock, no yield on Common Stock was assumed.
     There can be no assurance that these assumptions will prove true in the future. The actual value, if any, that an executive may realize will depend on the excess of the market price of Common Stock over the exercise price on the date the option is exercised, which may vary from the theoretical value indicated in the table.

(3) Pursuant to the terms of a Separation Agreement dated December 31, 1996 between the Company and Mr. Taylor (the "Separation Agreement"), options to purchase 37,500 shares of Common Stock covered by this grant vested in accordance with their terms, of which options to purchase 29,167 shares terminated as of January 31, 1997, and options to purchase 8,333 terminated as of March 31, 1997. The remainder of the grant, consisting of options to purchase 112,500 shares of Common Stock, did not vest and were terminated as of December 31, 1996 pursuant to the Separation Agreement. See "Management Agreements -- Separation Agreement."

(4) Does not account for the terms and conditions of the Separation Agreement relating to forfeiture and cancellation of options granted to Mr. Taylor and the limited exercisability of remaining options granted to Mr. Taylor. Taking into account the effect of the Separation Agreement, the theoretical grant date present value of such options would be $23,685, based on the Black-Scholes option pricing model, and assuming annualized volatility of the price of Common Stock of 50%, time of exercise or option life of one year and a risk-free interest rate of 5.4%.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                                    NUMBER OF SECURITIES                VALUE OF UNEXERCISED IN-
                                                                   UNDERLYING UNEXERCISED                 THE-MONEY OPTIONS AT
                                                                 OPTIONS AT FISCAL YEAR END                 FISCAL YEAR END
                                                                            (#)                                  ($) (1)
                    SHARES ACQUIRED                           --------------------------------       ------------------------------
       NAME         ON EXERCISE (#)    VALUE REALIZED ($)     EXERCISABLE        UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
       ----         ---------------    ------------------     -----------        -------------       -----------      -------------
 Glenn D. Taylor          0                   $0                37,500(2)          112,500(3)           $9,375                $0

 Gregory J. Melsen        0                    0                18,750              56,250               4,688            14,063

 William S. Haworth       0                    0                26,500              51,500             125,188            37,063

(1) Represents the aggregate difference between the closing price of the Common Stock of $12.25 per share on December 31, 1996, as reported by the Nasdaq National Market, and the applicable exercise prices.

(2) Of the amount shown, options to purchase 29,167 shares terminated as of January 31, 1997, and options to purchase 8,333 shares terminated as of March 31, 1997 pursuant to the Separation Agreement. See "Management Agreements--Separation Agreement."

(3) Represents options terminated as of December 31, 1996 pursuant to the terms of the Separation Agreement. See "Management Agreements--Separation Agreement."

MANAGEMENT AGREEMENTS

     EMPLOYMENT AGREEMENTS. In connection with his employment by the Company, Mr. Haworth and the Company entered into a letter agreement dated August 19, 1991, providing for an initial annual base salary of $80,000. Pursuant to the terms of this agreement, Mr. Haworth was also granted options to purchase 8,000 shares of Common Stock, vesting in equal installments on each of the four anniversaries of the date of his employment. In addition, Mr. Haworth received an automobile allowance of $500 per month and other benefits, including term life insurance equal to one year's salary.

     In connection with his employment as Vice President - Finance and Treasurer and Chief Financial Officer, the Company entered into an letter agreement with Mr. Melsen, dated December 29, 1995, providing for a annual base salary of $110,000, plus a bonus of up to 40% of his annual base salary, with the exact amount to be determined the Compensation Committee of the Board. Pursuant to this agreement, Mr. Melsen was also granted options to purchase 75,000 shares of Common Stock, vesting in equal installments on each of the four anniversaries of the date of his employment. In addition, Mr. Melsen's agreement with the Company provides for an automobile allowance of $500 per month and other benefits, including term life insurance equal to one year's salary.

     In connection with Mr. Taylor's engagement as President and Chief Operating Officer, the Company and Mr. Taylor entered into a letter agreement, dated December 27, 1995, identical to the agreement between the Company and Mr. Melsen, except that Mr. Taylor's letter agreement provided for annual base salary of $175,000, payment of relocation expenses and for the grant of options to purchase 150,000 shares of Common Stock. Mr. Taylor's agreement has been superseded by the Separation Agreement, as discussed below. See "Separation Agreement."

     CONFIDENTIALITY AGREEMENTS. Each of the executive officers named in the Summary Compensation Table above has entered into an Agreement Regarding Non-Disclosure of Confidential Information, Non-Competition and Ownership of Intellectual Property with the Company. In addition to certain confidentiality and non-disclosure obligations, these agreements provide that the named executive officer will not participate in or support the manufacture, invention, development, sale, solicitation of sale, marketing, testing, research or other business aspect of any product competitive with the Company's actual or projected products during the named executive officer's term of employment and for a period of two (2) years thereafter (or, if employed by the Company for less than two years, the period of such employment or one (1) year, whichever is greater). Mr. Taylor's agreement has been modified by the Separation Agreement, as discussed below. See "Separation Agreement."

     In consideration for the agreement of each named executive officer not to compete with the Company, the Company has agreed to pay each executive, on a monthly basis, 75% of such executive's average monthly base salary (or, in the case of Messrs. Badolato or Seck, the greater of $6,250 or 75% of such executive's average monthly base salary), less any compensation which such executive has an unqualified right to receive, should such executive's employment with the Company be terminated. These payments commence with the fourth month after termination and are conditioned on efforts by the executive to seek employment consistent with the executive's education, abilities and experience and which would not violate the non-competition provisions. The payments continue until the earlier of the expiration or waiver by the Company of the non-competition provision or the failure by the executive to fulfill the conditions to such payments.

     SEPARATION AGREEMENT. On December 31, 1996 the Company entered into a Separation Agreement with Mr. Taylor in connection with his resignation as an officer, director and employee of the Company as of that date. The terms of the agreement provided that Mr. Taylor would be paid his base compensation and benefits through December 31, 1996 in accordance with the terms of his employment agreement with the Company and remain eligible for an executive bonus for 1996, with the exact amount to be determined the Compensation Committee of the Board. In addition, the Separation Agreement requires the Company to make severance payments to Mr. Taylor in an amount equal to his annual base compensation, less any deduction required by law, through December 31, 1997.
The Separation Agreement also provides that Mr. Taylor will continue to receive insurance coverage under the Company's medical and dental insurance plans, and will be indemnified by the Company for liabilities incurred by reason of his service as an officer or director of the Company in accordance with the Company's Bylaws and as permitted by law. Pursuant to the Separation Agreement, Mr. Taylor's existing options to purchase 150,000 shares of Common Stock vested and became exercisable only as to 37,500 of such shares, and lapsed and terminated as to the remaining 112,500 shares. Of Mr. Taylor's vested options, options to purchase 29,167 shares of Common Stock remained exercisable only through January 31, 1997, and options to purchase 8,333 shares remained exercisable through March 31, 1997, according to the Separation Agreement. The Separation Agreement also modifies the terms of Mr. Taylor's Agreement Regarding Non-Disclosure of Confidential Information, Non-Competition and Ownership of Intellectual Property to provide that Mr. Taylor's obligation not to compete will expire on December 31, 1997.

     CHANGE IN CONTROL AGREEMENTS. In April 1996, the Company entered into Change in Control letter agreements ("Change in Control Agreements") with each of the executive officers named in the Summary Compensation Table above. Under the Change in Control Agreements, an executive of the Company is entitled to receive certain benefits if, within twelve months after a "change in control," the executive is terminated by the Company for any reason other than death, disability, retirement or "cause" (as defined in the Change in Control Agreement) or leaves voluntarily for a "good reason" (which includes adverse changes in the executive's status or position, reduction in base salary, material adverse changes in benefit plans or relocation). In such a case, the Company (or its successor) would be required to make a lump-sum cash payment to the executive in an amount equal to twenty four (24) times the executive's "highest monthly compensation." For purposes of the Change in Control Agreements, "highest monthly compensation" is defined as one-twelfth of the highest amount of the executive's compensation for any 12 consecutive calendar month-period during the 36 consecutive calendar-month period prior to the month of the executive's termination. The executive would also be entitled to continued coverage under the Company's welfare plans for up to 24 months.

     A "change in control" for purposes of the Change in Control Agreements is defined to include (a) a transfer of substantially all of the Company's assets;
(b) approval by the stockholders of the

Company of any plan or proposal for liquidation or dissolution of the Company; or (c) a change in control of a nature that would be required to be reported to the Securities and Exchange Commission in response to Item 1(a) of Form 8-K. Additionally, the Change in Control Agreements provide that, without limitation, a "change in control" will be deemed to have occurred at such time as (i) any person or group becomes the beneficial owner of 50% or more of the voting power of the Company's outstanding voting stock ordinarily entitled to vote at elections of directors; or (ii) the "incumbent board" (generally defined as the current directors and their future nominees) cease to constitute a majority of the Board. The Change in Control Agreements are designed to attract and retain valued executives of the Company and to ensure that the performance of these executives is not undermined by the possibility, threat or occurrence of a change in control.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors concerning the compensation of the Company's executive officers and directors, and acts on such other matters relating to their compensation as it deems appropriate. In addition, the Compensation Committee administers the Company's stock-based compensation plans, including the 1991 Plan, pursuant to which incentive stock options, non-statutory stock options, restricted stock awards and stock bonuses may be granted to eligible key employees, officers, directors and consultants of the Company.

     COMPENSATION PHILOSOPHY AND OBJECTIVES. The philosophy underlying the decisions and recommendations of the Compensation Committee is to recognize and reward results and achievement at the individual and Company level by linking compensation to such achievement. Consistent with this philosophy, the Compensation Committee has set the following objectives for the Company's executive compensation program:

     - Encourage the achievement of desired individual and Company performance goals by rewarding such achievements.

     - Provide a program of compensation that is competitive with comparable companies to enable the Company to attract and retain key executive talent.

     - Align the interests of the Company's executives with the interests of its shareholders by linking compensation to the Company's performance and by providing the Company's executives with long-term opportunities for stock ownership.

     In determining its recommendations as to the compensation of the Company's executives, the Compensation Committee considers factors such as Company performance, both in isolation and in comparison to companies of comparable profitability, complexity and size; the individual performance of each executive officer; historical compensation levels at the Company; the overall competitive environment for executives and the level of compensation necessary to attract and retain the level of key executive talent desired by the Company. In analyzing these factors, the Compensation Committee may from time to time review competitive compensation data gathered in comparative surveys or collected by independent consultants.

     EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, annual cash incentive compensation opportunities, and long-term incentive opportunities under the 1991 Plan. Each element of the compensation program is discussed in greater detail below.

          BASE SALARY. The Compensation Committee's recommendations regarding the base salary of each executive officer of the Company, including the compensation of Mr. Badolato as Chief Executive Officer, is determined by the potential impact of the individual on the Company's performance, the level of skill, responsibility and experience required by the individual's position and the other factors described above. Base salaries are determined for each year prior to the beginning of the year. For 1996, all of the base salaries of the Company's executive officers were increased from 1995 levels based upon a review of these factors. Mr. Badolato's base salary for 1996 was increased from $140,000 to $164,000 after an assessment of the foregoing factors by the Compensation Committee, as well as an assessment of comparative data relating to compensation of chief executive officers.

          ANNUAL CASH BONUSES. The Compensation Committee utilizes annual cash bonuses to provide a direct financial incentive to the Company's executive officers. Under the executive officer bonus program administered by the Compensation Committee, an executive may receive a bonus ranging from 0% to 40% of such executive's base salary, with the amount of potential bonus determined by achievement of budgeted pre-tax income target levels for the fiscal year. It is the objective of the Compensation Committee to link such bonuses to the financial and overall performance of the Company, the achievement of desired individual performance goals and the competitive levels of bonuses at comparable companies. Based upon these factors, and, in particular, upon the Company's financial performance during 1996, no bonuses were paid to or accrued for any of the Company's executive officers for 1996.

          LONG-TERM INCENTIVE COMPENSATION. The Compensation Committee makes long-term incentive compensation available to the Company's executive officers through its administration of the 1991 Plan, as discussed above. The purpose of the 1991 Plan is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain persons of ability to perform services for the Company, including persons performing services to the Company as executive officers. The 1991 Plan provides an incentive to such persons through equity participation in the Company and by rewarding such persons who contribute to the Company's achievement of its financial objectives. To date, stock options have not been granted to Mr. Badolato or Mr. Seck, due to the fact that each of those executive officers has significant stock holdings resulting from the organization of the Company. The Compensation Committee currently believes that these stock holdings provide adequate incentive to such executives to achieve long-term stock performance and align the interests of such executives to those of the Company's shareholders, although the Compensation Committee may determine at some point in the future that it is advisable to grant additional stock-based incentives to such named executives. During 1996, Mr. Taylor, Mr. Melsen and Mr. Haworth were each granted options under the 1991 Plan as incentive to remain with the Company, with the grants to Messrs. Taylor and Melsen additionally designed as incentive to join the Company. See "Management Agreements."

     SECTION 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of a publicly held corporation to $1,000,000. In 1996, the Company did not pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000, and does not believe it will do so in the near future. Therefore, the

Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1 million.

                              COMPENSATION COMMITTEE

                              Edward E. Strickland, CHAIRMAN
                              David W. Stassen

COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total shareholder return on the Company's Common Stock to the total cumulative return on the Nasdaq Market Index and an industry index based on Standard Industrial Code 3841 (Surgical and Medical Instruments and Apparatus) during the period from March 26, 1992, the date of the Company's initial public offering, to December 31, 1996. The graph assumes a $100 investment in Common Stock, the Nasdaq Market Index and the industry index on March 26, 1992 and the reinvestment of all dividends.

                      MARCH                    DECEMBER 31,
                        26,  -------------------------------------------------
                       1992     1992     1993      1994      1995      1996
------------------------------------------------------------------------------
AVECOR Cardiovascular  100     83.05    123.73    113.56    240.68    166.10
------------------------------------------------------------------------------
SIC Code 3841 Index    100     94.49     68.99     79.39    135.44    147.51
------------------------------------------------------------------------------
Nasdaq Market Index    100    106.08    127.25    133.60    173.29    215.34
------------------------------------------------------------------------------

                             INDEPENDENT ACCOUNTANTS

     The Board of Directors has approved the selection of Coopers & Lybrand L.L.P. as independent accountants to make an examination of the accounts of the Company for the fiscal year ending December 31, 1997, and to perform other appropriate accounting services. The Company does not intend to request that the shareholders approve the selection of the independent public accountants for the fiscal year ended December 31, 1997. The Company has requested and expects a representative of Coopers & Lybrand L.L.P. to be present at the Annual Meeting to make a statement if he or she so desires and to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING  COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company for the period ended December 31, 1996, all
Section 16(a) reports required to be filed by the Company's executive officers, directors and greater-than-10% shareholders were filed on a timely basis except for (i) reports on Form 3 not filed on a timely basis by each of Messrs. Taylor and Melsen, in each case reporting appointment as an executive officer of the Company; and (ii) an erroneous report on Form 3 filed by Mr. Wright in connection with his election as a director of the Company, which failed to report Mr. Wright's beneficial ownership of an additional 13, 850 shares of Common Stock as of the date of his election.

                      PROPOSALS FOR THE NEXT ANNUAL MEETING

     Shareholder proposals intended to be presented in the proxy materials relating to the next Annual Meeting of Shareholders must be received by the Company on or before December 5, 1997.

                                 OTHER BUSINESS

     The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

                                  ANNUAL REPORT

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF MARCH 21, 1997, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: AVECOR CARDIOVASCULAR INC., 7611 NORTHLAND DRIVE, MINNEAPOLIS, MINNESOTA 55428; ATTN: SHAREHOLDER RELATIONS.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         /s/ ANTHONY BADOLATO

                         Anthony Badolato
                         CHIEF EXECUTIVE OFFICER

April 4, 1997

                           AVECOR CARDIOVASCULAR INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints ANTHONY BADOLATO and GREGORY J. MELSEN, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock, $.01 par value, of AVECOR Cardiovascular Inc. held of record by the undersigned on March 21, 1997, at the Annual Meeting of Shareholders to be held on May 14, 1997, or any adjournment thereof.

1.   ELECTION OF DIRECTORS.  FOR all nominees listed    AGAINST all nominees
                             below                      listed below / /
                             (EXCEPT AS MARKED TO THE
                             CONTRARY BELOW) / /

(INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
                                NOMINEE'S NAME.)

ANTHONY BADOLATO              DAVID W. STASSEN
EDWARD E. STRICKLAND          J. GORDON WRIGHT

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                              Dated: _____________________, 1997
                                              __________________________________
                                                          Signature
                                              __________________________________
                                                  Signature if held jointly

                                              PLEASE MARK, SIGN, DATE AND RETURN
                                              THE PROXY CARD PROMPTLY USING THE
                                              ENCLOSED ENVELOPE.